Investor presentation September 2014 AngloGoldAshanti

Disclaimer This document includes “forward-looking information” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including, without limitation those concerning: the benefits and completion of the contemplated Restructuring, completion of the proposed equity raising, the strategy of Anglo Gold Ashanti and Newco, the economic outlook for the gold mining industry; expectations regarding gold prices, production, cash costs, all-in sustaining costs, cost savings and other operating results; return on equity, productivity improvements, growth prospects and outlook of AngloGold Ashanti's operations, individually or in the aggregate, including the achievement of project milestones, the commencement and completion of commercial operations at certain of AngloGold Ashanti's exploration and production projects and the completion of acquisitions and dispositions; AngloGold Ashanti’s liquidity and capital resources and capital expenditures; and the outcome and consequences of any potential or pending litigation or regulatory proceedings or environmental, health and safety issues. These forward-looking statements are not based on historical facts, but rather reflect AngloGold Ashanti's current expectations concerning future results and events and generally may be identified by the use of forward-looking words or phrases such as “believe”, “aim”, “expect”, “anticipate”, “intend”, “foresee”, “forecast”, “likely”, “should”, “planned”, “may”, “estimated”, “potential” or other similar words and phrases. Similarly, statements that describe AngloGold Ashanti's objectives, plans or goals are or may be forward-looking statements. These forward-looking statements or forecasts involve known and unknown risks, uncertainties and other factors that may cause AngloGold Ashanti's actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of such risk factors, you should refer to the annual report on Form 20-F for the year ended 31 December 2013, which was filed with the Securities and Exchange Commission on 14 April 2014. These factors are not necessarily all of the important factors that could cause AngloGold Ashanti's actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Although AngloGold Ashanti believes that the expectations reflected in these forward-looking statements and forecasts are reasonable, no assurance can be given that such expectations will prove to have been correct. Consequently, you are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this document are made only as of the last practicable date. AngloGold Ashanti undertakes no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to AngloGold Ashanti or any person acting on its behalf are qualified by the cautionary statement in this section. This communication contains “Non-GAAP” financial measures including all-in-sustaining costs, all-in-costs, EBITDA, Free cash flow/(outflow) and net debt. AngloGold Ashanti utilises these Non-GAAP performance measures and ratios in managing its business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the reported operating results or cash flow from operations or any other measures of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures other companies may use. AngloGold Ashanti Limited has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents AngloGold Ashanti has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, AngloGold Ashanti will arrange to send you the prospectus if you request it by call toll-free +1-212-858-7702 .

Agenda Restructuring and recapitalisation to unlock value  Building from a strong platform Revitalising a South African mining champion  Creating Newco – a leading London listed gold company Conclusions Appendix

Restructuring and recapitalisation to unlock and realise full potential Transformational South African regulatory approval to restructure AngloGold Ashanti into two focused companies1 "Newco" An independently managed, international gold company holding the company's existing assets outside South Africa Proposed listings on the London Stock Exchange ("LSE"), Johannesburg Stock Exchange ("JSE") and New York Stock Exchange ("NYSE") 35% to be distributed to AngloGold Ashanti shareholders during 2015 AngloGold Ashanti Primary focus on productivity and efficiency to enhance strong cash flow Potential platform for value-focused growth Initially retaining 65% stake in Newco, with flexibility to reduce ownership fully over time1 Restructuring is key to unlocking further value South African and non-South African assets have increasingly different character Different strategic drivers need separate management focus and resources to deliver full potential Simplification to target a material reduction in central; such costs are currently projected to be c.US$120m-$140m per annum Separate listings allow each business to be more appropriately valued Reflecting separate investment cases, risk profiles and future potential Independent balance sheets and access to capital Equity capital raising required to recapitalise the business High debt levels need to be addressed whether or not the demerger occurs Newco needs an appropriate capital structure at point of demerger and a SARB condition is that AngloGold Ashanti be gross debt free at point of demerger2 US$2.1 billion equity capital raising required ahead of demerger 1 Subject to certain conditions 2 With the exception of existing guarantees by AngloGold Ashanti of debt that remains outstanding

Proposed transaction

- Subject to shareholder approval and certain other consents
- Newco to hold all assets outside South Africa
- Premium listing of Newco on LSE, inward listing on JSE and ADRs listed on NYSE
- Partial demerger of 35% of Newco to AngloGold Ashanti shareholders
- AngloGold Ashanti to initially hold 65%
- US$2.1 billion capital raising required ahead of demerger
- Implementation of demerger currently intended during 2015



Pre-restructuring
AngloGold Ashanti shareholders
AngloGold Ashanti
SA assets
Non-South African
Post-restructuring
AngloGold Ashanti shareholders
100%
35%
AngloGold Ashanti
100%
65%
Newco
100%
SA assets
Non-South African
SA incorporated and SA tax resident
Foreign incorporated and foreign tax resident

5
ANGLOGOLDASHANTI

Portfolio overview Asset portfolios within and outside South Africa have increasingly different strategic drivers... South African assets Non-South African assets Asset characteristics Geographically concentrated portfolio  Mature, predominantly deep level  Labour intensive Established world-class infrastructure Potential for strong cash flow generation Geographically diversified with regional scale  Predominantly surface / shallow underground  Established production base Broad based greenfield and brownfield opportunity set  Long term potential Strategic Opportunities Cash flow returns Productivity improvements Infrastructure utilisation/cost rationalisation Life extension Long-term potential using reef-boring technology  Preserving organic growth optionality Regional consolidation within and beyond gold, within rigorous cash flow and value parameters Portfolio optimisation Asset rationalisation Productivity improvement Maximise value of development pipeline Brownfield Greenfield Sustainable cash flows  Separating and simplifying the businesses will allow specific focus on addressing issues and delivering upside

Two businesses with independent scale, capability and focus AngloGold Ashanti Newco Newco Primary listing / Other1 JSE / NYSE LSE / JSE, NYSE Domicile South Africa UK Index inclusion JSE FTSE UK Series 2013 Operational metrics* Reserves2 (Moz) 30.9 37.0 2013 Production (Moz) 1.3 2.8 2013 Total Cash Costs (US$/oz) 850 820 2013 profile (US$m) 3, * Gold Income 1,810 3,977 Capex (Growth and SIB) 451 1,542 1 Listing subject to approval from relevant exchanges;  2 As at 31 December 2013 3.Includes equity method investments  *Based on AngloGold Ashanti Segment Data

Clear, independent strategies for value delivery AngloGold Ashanti Rationalisation of operating infrastructure Seven individual operations consolidated to three operating hubs (West Wits, Vaal River, Surface) First phase of consolidation under way (i.e. Moab Khotsong and Great Noligwa) with additional consolidation anticipated for 2015 Targeting significant savings from consolidation Investment to secure long-term future Ensuring long-term value from cornerstone assets Accelerated implementation of productivity and asset optimisation opportunities Accelerate implementation of optimised shift arrangements to improve productivity and quicker access to higher grade areas Focus on moving new technologies to commercial application yielding higher reserve conversion Accelerate reef-boring application across portfolio Potential uplift in MCF and grade at reef boring sites Improved resource to reserve conversion Intention to share cash flow with shareholders Intention to pay dividend based on free cash flow Newco Objective to target material margin improvement Commitment to demonstrable improvement 12 months after completion of demerger Aggressive action on costs at all levels Decisive action to continue on portfolio mix Deliver ramp-up from new low cost mines Broaden scope of Project 500 cost saving initiative for NewCo $500m target f or AngloG old Ashanti was set for 18 months to Dec 2014 $136m was achieved by AngloGold Ashanti in H2 2013, and additional savings achieved thus far in 2014. Ongoing focus on achieving further material gains from this successful programme Resolution of Obuasi Decisive action taken in 2014 to arrest cash flow drain Restart subject to meeting cost and return targets  Unlocking the potential of Colombia Partnerships and funding options being actively pursued Progressing key projects through phased approach Disciplined capital allocation and commitment to shareholder returns Intention to prioritise dividend payments by first full year of operation following demerger

Two independent and experienced Boards and management teams

	AngloGold Ashanti	Transitional Services Structure	Newco
Board	• Chair: Sipho Pityana • CEO: Srinivasan Venkatakrishnan • CFO: Christine Ramon • COO Mike O'Hare • Non-Executive Directors *Existing Board to remain in place with the exception of Michael Kirkwood and David Hodgson who will join Newco*		• Chair: Michael Kirkwood • CEO: Charles Carter • President & COO: Ron Largent • CFO: New appointee • Non-Executive Directors, including 2 AngloGold Ashanti nominees *Adherence to UK Corporate Governance code*
Key executive management	• CEO: Srinivasan Venkatakrishnan • CFO: Christine Ramon • COO: Mike O'Hare • Italia Boninelli *Proven track record in delivering operational excellence and cost discipline*		• CEO: Charles Carter • President & COO: Ron Largent • CFO: New appointee • Graham Ehm • Ria Sanz Perez • David Noko *Long term experience with asset base and ambition to deliver step change in performance*

9

ANGLOGOLDASHANTI

Agenda Restructuring and recapitalisation to unlock value  Building from a strong platform Revitalising a South African mining champion  Creating Newco – a leading London listed gold company Conclusions Appendix

Proven track record of delivery Progress has been made in achieving outlined strategic objectives despite tough headwinds Significant cost savings and capital discipline Overhead and exploration costs down 74% 1H 2014 vs. 2H 2012  AISC improved 20% y-o-y since H1 2013 Targeted capex  reduction by 31% in 2014 y-o-y*  Optimised portfolio base delivering production growth at lower cost Return to production growth for first time in 9 years with Kibali and Tropicana beating guidance by commissioning early and on budget Obuasi strategy reassessed and decision taken to fundamentally correct underperformance CC&V expansion on track and schedule Navachab sale completed  Incremental financial flexibility delivered Maturity profile extended and sources of funding diversified to increase flexibility Cash flow conserved to manage debt levels but debt levels remain high Debt remains elevated due to recent gold price environment  Greenfield programme and underground technology development yielding results  Exploration focused on Colombia, Guinea, Australia and exited from several jurisdictions Expensed exploration and evaluation reduced New underground mining technology project making excellent progress and moving to trial production sites  Record safety performance Best-ever safety record across several metrics 80% of operations set new safety records Continued improvements in environmental performance addressing corporate and capital structure a pre-requisite to deliver the next phase of growth and sustainable returns. *Based on midpoint of market guidance Optimise overhead, costs and capital expenditure Improve portfolio quality Ensure financial flexibility Focus on people, safety and sustainability Maintain long-term optionality

Safety performance We have achieved a step-change improvement in safety performance All injury frequency rate (AIFR) per million hours 12.23 11.44 9.84 8.50 7.59 6.79 45% Q2 2009 Q2 2010 Q2 2011 Q2 2012 Q2 2013 Q2 2014 Fatalities H1 H2 16 9 6 4 9 9 18 5 9 11 6 9 5 3 2007 2008 2009 2010 2011 2012 2013 2014 Fatality free second quarter; first since 2010, third in AngloGold Ashanti history Quarterly safety records set on all metrics; South Africa sets best ever safety performance Safety improvements mean more than 2,000 productive work days saved in second quarter Eleven operating entities completed second quarter with zero LTIs; eight have no LTIs this year ...showing improved control over our operating environment.

Operating performance Despite a significant decline in the gold price, free cash flow is positive... Particulars Q2 2013 Q2 2014 Improved Q2'14 vs Q2'13? H1 2013 H1 2014 Improved H1'14 vs H1'13? Gold price received ($/oz) 1,421 1,289 -9% 1,529 1,289 -16% Gold production (kozs) 935 1,098 17% 1,834 2,152 17% Total cash costs ($/oz) 898 836 7% 896 804 10% Corporate and marketing costs ($m) 57 20 65% 123 45 63% Exploration and evaluation costs ($m) 79 33 58% 158 62 61% Capital expenditure ($m) 556 311 44% 1,069 585 45% All in sustaining costs* ($/oz) World gold council standard 1,302 1,060 19% 1,288 1,027 20% All-in-costs* ($/oz) World gold council standard 1,679 1,192 29% 1,650 1,153 30% Cash inflow from operating activities ($m) 140 336 140% 496 687 39% Adjusted EBITDA** ($m) 288 382 33% 796 858 8% Free cash inflow/(outflow) ($m) (488) 34 107% (727) 56 108% *Excludes stockpiles written off  **Adjusted ...as significant improvements are being realised in operating and overhead costs.

Cost reduction Significant overhead savings have been realised and maintained... 209 144 136 97 78 55 54 Total decrease of 74% 124 79 79 55 41 30 33 85 65 57 42 37 25 20 Q4 2012 Q1 2013 Q2 2013 Q3 2013 Q4 2013 Q1 2014 Q2 2014 Corporate and marketing costs $m Exploration and evaluation costs $m

Capital structure Leverage has increased due to falling gold price, despite strong operating performance Evolution of leverage vs. gold price and market capitalization 15,000 10,000 5,000 0 0.2 0.8 1.9 1.7 2,000 1,500 1,000 500 0 Dec-11 6 Dec-12 6 Dec-13 Jun-14 US$m Gross debt 4 1,728 2,995 3,911 3,810 Net debt 4 610 2,060 3,105 2,994 Interest expense 2 141 167 247 128 5 Market capitalization Net debt / Adjusted EBITDA Gold price (RHS) Significant progress made repositioning the business for current gold price environment Maturity profile extended and source of funding diversified to increase flexibility Significant overhead cost savings Cash flow conserved to manage debt levels However debt levels remain elevated Gold price sharply down from two-year high in late 2012 Debt levels have risen as we have invested in new, low cost production Newco requires an appropriate capital structure to implement its strategy and given that AngloGold Ashanti must be gross debt-free at point of demerger 3  this needs to be addressed to avoid running the business on short term cash flow priorities 1 Calculated at end of period 2 Interest charge excludes unwinding of obligations, accretion of convertible bonds and other discounts 3 AngloGold Ashanti will still guarantee AGAH debt remaining outstanding after restructuring 4 Excludes mandatory convertible bond in prior periods 5 Represents H1 2014 finance costs 6 Restated EBITDA for Dec-11 and Dec-12

Agenda Restructuring and recapitalisation to unlock value  Building from a strong platform Revitalising a South African mining champion  Creating Newco – a leading London listed gold company Conclusions Appendix

AngloGold Ashanti: Leading South African focused miner High quality, long life assets Proven leadership focused on growing long-term shareholder value Experienced management team able to focus on maximising the potential of the South African asset base World class reserve base with fully invested infrastructure Established, world class infrastructure built to highest industry standards Continue to invest in high quality, long life (40+ years) assets with 30.9Moz gold reserves Potential to deliver meaningful productivity and cost improvements Restructure of cost base from the consolidation of operating infrastructure into three regional hubs Rationalisation of head office to reflect the new organisational structure Implement optimised shift arrangements at Mponeng project to improve productivity; potential to implement across portfolio Platform for longer-term growth New underground mining technology, already in test mining phase, has the potential to significantly improve the economics of labour intensive, narrow-reef mining and creates potential brownfield growth options enabling cost and productivity improvements and life extension Well placed for consolidation opportunities in and outside of gold that meet rigorous cash flow and value parameters  Intention to deliver attractive shareholder returns, prioritising cash flow and dividends High quality infrastructure, strong cost management and focused exploration and expansionary capex to maximise cash flow Appropriate capital structure and intention to pay dividend based on free cash flow with experienced management focused on maximising asset potential.

A rationalised, 'hub-based' operating framework

Infrastructure consolidation underpins a potential step change in the cost base going forward

Fundamentally restructure cost base by consolidating infrastructure into three hubs – West Wits, Vaal River and Surface Operations

- Rationalisation of corporate, regional and mine offices
- Rationalisation of support functions by eliminating duplicated surface and service infrastructure
- Concentrating on higher margin mining areas

Vaal River

- Phase I: Consolidation of Great Noligwa and Moab Khotsong already under way
- Phase II: Incorporating Kopanang into central Vaal River targeted by H2 2015

West Wits

- Consolidation of Mponeng and Tau Tona targeted by H2 2015

Surface Operations

- Combine Mine Waste Solutions with Surface Operations

Targeting significant savings from consolidation

SA mining operations



West Wits
Surface OPS
Savuka
TauTona
Mponeng
Mine Waste
Solutions
Great
Noligwa
Western Ultra
Deep Levels
Kopanang
Moab
Khotsong
Vaal River
Surface
OPS
400km

18

ANGLOGOLDASHANTI

Meaningful asset optimisation opportunities A number of opportunities to improve productivity… Implementation of mine productivity opportunities  Intend to implement optimised shift arrangements at Mponeng B120 project to improve productivity and achieve quicker access to higher-grade areas Once proven at project area, this approach could potentially be rolled out across South Africa portfolio - SA currently work about 270/365 days a year Improved mine planning through better geological input, resulting in more effective mine design and sequencing in support of reef boring Production (Koz) 4% increase 307 319 62 55 136 144 110 120 Q2 2013 Q2 2014 Vaal River West Wits Total Surface Total Cash Costs ($/oz) Q2 2013 Q2 2014 Vaal River 958 875 West Wits 829 794 Total Surface 903 1,016 South Africa total 890 863 … and maximise sustainable free cash flow from a world class portfolio.

Technology could unlock long term potential

Restructure will facilitate a more intense focus on achieving commercial application…

Context

- SA Operations have narrow, high-grade tabular ore bodies
- 40% of gold left behind in pillars, another 30% lost in mining process
- Reef then diluted by >200% by mining excavations
- Drill-and-blast mining disallows continuous operation – mining currently only 75% of available days and 50% of available time

Technology

- Combination of reef-boring and ultra-high strength backfill developed to extract only reef and eliminate blasting
- Concept proven and mining now at trial mining sites
- Sites established at TauTona (2), Kopanang, Great Noligwa.
- Improved drill rate per hole from 8 to 3.2 days
- Gold losses reduced by design improvements, dilution limited and mined grade significantly improved *(Grade extracted at test site range between 12.5g/t – 209g/t)*
- NPV and mine life benefits from improved resource to reserve conversion and increased mining intensity
- Potential for commercial application across portfolio

Target improvements to *mine call factor* and grade delivery


9.5
9.0
8.5
8.0
7.5
7.0
6.5
6.0
5.5
5.0
g/t
90%
85%
80%
75%
70%
65%
60%
55%
50%
MCF
Technology target
2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013
g/t
MCF

Technology - test holes drilled to date at end Q2

	Average	Range
Holes drilled	30	
Hole length (m)	28.3	25.5 – 28.4
Days to complete	4.6	3.2 – 8.8
Tons per hole	28.14	14.1- 64.6
Diameter of holes (m)	0.67	0.54 – 1.060
Grades (g/t)	**74.6**	**12.5 – 209**
Gold per hole	1.961	0.4 – 7.3kg
Total Gold	**58.848kg (1891 oz)**	

…with the potential to deliver a step change in productivity.

20

ANGLOGOLDASHANTI

Agenda Restructuring and recapitalisation to unlock value  Building from a strong platform Revitalising a South African mining champion  Creating Newco – a leading London listed gold company  Conclusions Appendix

Newco: Disciplined global gold miner with compelling growth potential Experienced management team  focused on unlocking value potential from the portfolio  Management team familiar with assets and geographies  High quality, globally diversified portfolio of production and development assets  Attractive geographic exposure across key gold mining regions: North and South America, Continental Africa, Australia  Growth pipeline in Tropicana belt, Kibali and CC&V, complemented by longer-term greenfields potential in Colombia  High quality, globally diversified portfolio of production and development assets  Attractive geographic exposure across key gold mining regions: North and South America, Continental Africa, Australia  Growth pipeline in Tropicana belt, Kibali and CC&V, complemented by longer-term greenfields potential in Colombia  Objective to significantly improve margins  Intention to deliver demonstrable improvement within 12 months after completion of demerger Aggressive action on costs at all levels, in addition to focus on working capital management  Decisive action to continue on portfolio mix  Deliver ramp-up from new low cost mines Broaden scope of successful Project 500 cost saving initiative Resolution of Obuasi Cash outflow materially reduced  Mine restart subject to meeting strict cost and return targets  Unlocking the potential of Colombia Significant Resource base with Tier 1 asset potential at La Colosa and Quebradona  Partnerships and funding options being actively pursued Progressing key projects through phased approach Disciplined capital allocation and commitment to shareholder returns  Intention to prioritise resumption of dividend payments by first full year of operation following demerger

Continued project delivery Previous investment in key projects to continue enhancing the cash flow profile of business Kibali, Tropicana and CC&V MLE2 project anticipated to deliver significant production and overall cost benefits… Kibali:  Kibali continues to make strong progress towards completion with off-shaft development now commencing  Sulphide circuit, declines and vertical shaft Ramp-up of open-pit operation continues to be successful  Tropicana:  A world-class, tier I mine discovered and developed by AngloGold Ashanti with potential for growth Minimal capital requirements expected going forward, contributing to high margin ounces Upside potential from further exploration in extensive tenement (Q2 2014) Production (oz) AISC ($/oz) Kibali 41,000 738 Tropicana 93,000 689 CC&V MLE2 project remains on track to increase the mine life of the asset:  MLE2 Project was 47% complete through the second quarter Delivery of first gold expected by 2014 year end

Accelerated resolution of Obuasi Decisive action now taken to correct underperformance at Obuasi… Decisive intervention to reduce cash outflow  Retrenchment process well advanced with support from union; mine moving to care and maintenance by end 2014 New employment on fixed-term contract basis Cash outflow materially reduced  Stakeholder dialogue ongoing, including addressing security and economic development New feasibility study due for completion in H1 2015  Restart will be subject to strict cost and return targets  Commitment to progress most value-effective route whether wholly-owned, partnership or sale  Commitment of capital investment subject to group return target Focus on development constraints and overhaul of infrastructure to significantly improve efficiencies Potential for significant resource to reserve conversion  …with potential to return the mine to sustainable profitability and cash flow contribution in the medium term

Unlocking the potential of Colombia

Colombian portfolio includes large scale, world class, Tier I resource potential…

World's largest greenfield projects[1,2]


Target annual production
kozpa
900
800
700
600
500
400
300
200
100
0
La Colosa
Gramalote
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20

- Colombia has potential to be the largest new gold producing region globally
- Newco's Colombian portfolio would have world-class, tier 1 resources in La Colosa and Quebradona
- Large mineral resource bases at La Colosa and Quebradona offer considerable optionality with multiple development options under assessment
- Actively pursuing partnership and funding options


Colombia
1
2
3

1 La Colosa (100% AngloGold Ashanti)

- District provides significant potential
- Open-pit mine could support a >25 year life at significant production levels
- Development options under review including lower capex, higher-grade option with smaller footprint
- Anticipated to move into PFS from 2015

2 Quebradona (currently 87% - increasing with funding)

- World-class gold-copper-moly-silver porphyry deposit
- Shallow underground – potential block cave preceded by lower cost sub level cave for high grade upper core
- Conceptual study for 2015 with PFS planned for 2016

3 Gramalote (51% AngloGold Ashanti)

- Project permitting and optimisation of PFS under way to open up a number of potential options

… focus on understanding the full potential and delivering a development model that unlocks its potential

[1] Source: Publicly available information
[2] Excludes projects owned by companies with a market capitalisation of <US$200 million

25

ANGLOGOLDASHANTI

Agenda Restructuring and recapitalisation to unlock value  Building from a strong platform Revitalising a South African mining champion  Creating Newco – a leading London listed gold company  Conclusions Appendix

Restructuring and recapitalisation to unlock and realise full potential Transformational South African regulatory approval to restructure AngloGold Ashanti into two focused companies1 “Newco” An independently managed, international gold company holding the company's existing assets outside South Africa  Proposed listings on the London Stock Exchange ("LSE"), Johannesburg Stock Exchange ("JSE") and New York Stock Exchange ("NYSE") 35% to be distributed to AngloGold Ashanti shareholders during 2015  AngloGold Ashanti Primary focus on productivity and efficiency to enhance strong cash flow  Potential platform for value-focused growth  Initially retaining 65% stake in Newco, with flexibility to reduce ownership fully over time1  Restructuring is key to unlocking further value  South African and non-South African assets have increasingly different character  Different strategic drivers need separate management focus and resources to deliver full potential Simplification to target a material reduction in central; such costs that are currently projected to be c.US$120m-$140m per annum  Separate listings allow each business to be more appropriately valued Reflecting separate investment cases, risk profiles and future potential Independent balance sheets and access to capital Equity capital raising required to recapitalise the business High debt levels need to be addressed whether or not the demerger occurs Newco needs an appropriate capital structure at point of demerger and a SARB condition is that AngloGold Ashanti be gross debt free at point of demerger2  US$2.1 billion equity capital raising required ahead of demerger  1 Subject to certain conditions 2 With the exception of existing guarantees by AngloGold Ashanti of debt that remains outstanding

Agenda Restructuring and recapitalisation to unlock value  Building from a strong platform Revitalising a South African mining champion  Creating Newco – a leading London listed gold company  Conclusions Appendix

Non-GAAP disclosure

From time to time AngloGold Ashanti Limited may publicly disclose certain "Non-GAAP" financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise.

The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use.

All-in sustaining costs		**Quarter ended**			**Six months ended**
	Jun 2014	**Mar 2014**	**Jun 2013**	**Jun 2014**	**Jun 2013**
	Unaudited	**Unaudited**	**Unaudited**	**Unaudited**	**Unaudited**
			US$ million / Imperial		
Cost of sales	**1,064**	1,012	1,012	2,076	2,040
Amortisation of tangible and intangible assets	**(188)**	(184)	(214)	(372)	(428)
Adjusted for decommissioning amortisation	**2**	2	1	5	3
Inventory writedown to net realisable value and other stockpile adjustments	**-**	-	178	-	178
Corporate administration and marketing related to current operations	**19**	25	57	44	122
Associates and joint ventures' share of costs	**72**	68	44	141	91
Sustaining exploration and study costs	**8**	10	33	18	64
Total sustaining capex	**205**	174	271	378	515
All-in sustaining costs	**1,183**	1,107	1,383	2,290	2,585
Adjusted for non-controlling interests and non -gold producing companies	**(21)**	(17)	(17)	(38)	(36)
All-in sustaining costs adjusted for non-controlling interests and non-gold producing companies	**1,162**	1,090	1,366	2,252	2,549
Adjusted for stockpile write-offs	**(9)**	-	(178)	(9)	(178)
All-in sustaining costs adjusted for non-controlling interests, non-gold producing companies and stockpile write-offs	**1,153**	1,090	1,188	2,243	2,371
All-in sustaining costs	**1,183**	1,107	1,383	2,290	2,585
Non-sustaining project capital expenditure	**107**	100	285	207	554
Technology improvements	**5**	4	2	9	4
Non-sustaining exploration and study costs	**23**	21	51	43	103
Corporate and social responsibility costs not related to current operations	**6**	5	11	12	12
All-in costs	**1,324**	1,237	1,731	2,561	3,258
Adjusted for non-controlling interests and non -gold producing companies	**(19)**	(14)	(21)	(33)	(44)
All-in costs adjusted for non-controlling interests and non-gold producing companies	**1,305**	1,223	1,710	2,528	3,215
Adjusted for stockpile write-offs	**(9)**	-	(178)	(9)	(178)
All-in costs adjusted for non-controlling interests, non-gold producing companies and stockpile write-offs	**1,296**	1,223	1,532	2,519	3,037
Gold sold - oz (000)	**1,087**	1,097	912	2,184	1,840
All-in sustaining cost (excluding stockpile write-offs) per unit - $/oz	**1,060**	993	1,302	1,027	1,288
All-in cost per unit (excluding stockpile write-offs) - $/oz	**1,192**	1,114	1,679	1,153	1,650

29

ANGLOGOLDASHANTI

Non-GAAP disclosure

From time to time AngloGold Ashanti Limited may publicly disclose certain "Non-GAAP" financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise.

The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use.

Adjusted EBITDA	Quarter ended			Six months ended	
	Jun 2014	Mar 2014	Jun 2013	Jun 2014	Jun 2013
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	US$ million / Imperial				
(Loss) profit on ordinary activities before taxation	**(14)**	107	(3,081)	93	(2,735)
Add back :					
Finance costs and unwinding of obligation	**71**	71	69	142	133
Interest received	**(6)**	(6)	(10)	(12)	(17)
Amortisation of tangible and intangible assets	**188**	184	214	372	428
Adjustments :					
Dividend received	**-**	-	-	-	(5)
Exchange gain (loss)	**8**	6	(5)	14	-
Fair value adjustment on the mandatory convertible bonds	**-**	-	(175)	-	(312)
Fair value adjustment on option component of convertible bonds	**-**	-	-	-	(9)
Fair value adjustment on $1.25bn bonds	**31**	70	-	101	-
Net impairment and derecognition of goodwill, tangible and intangible assets	**-**	-	2,982	-	2,983
Impairment of other investments	**1**	-	14	1	26
Write-down of stockpiles and heap leach to net realisable value and other stockpile adjustments	**-**	-	178	-	178
Write-off of loan	**-**	-	7	-	7
Retrenchments at mining operations	**3**	6	4	9	8
Retrenchment and related costs	**31**	-	-	31	-
Net (profit) loss on disposal and derecognition of assets	**(25)**	2	(4)	(23)	(3)
Loss (gain) on unrealised non-hedge derivatives and other commodity contracts	**5**	16	(100)	21	(100)
Associates and joint ventures' exceptional expense	**6**	-	187	6	194
Associates and joint ventures' - adjustments for amortisation, interest, taxation and other.	**83**	20	9	103	20
Adjusted EBITDA	**382**	476	288	858	796

ANGLOGOLDASHANTI
30

Non-GAAP disclosure

From time to time AngloGold Ashanti Limited may publicly disclose certain "Non-GAAP" financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise.

The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use.

Net debt	As at Jun 2014	As at Mar 2014	As at Dec 2013	As at Dec 2012	As at Dec 2011
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
			US$ million		
Borrowings - long-term portion	**3,619**	3,569	3,633	2,724	1,698
Borrowings - short-term portion	**187**	235	258	271	30
Bank overdraft	**4**	22	20	-	-
Total borrowings [(1)]	**3,810**	3,826	3,911	**2,995**	**1,728**
Corporate office lease	**(24)**	(24)	(25)	(32)	(33)
Unamortised portion of the convertible and rated bonds	**25**	(3)	2	53	85
Fair value adjustment on $1.25bn bonds	**(159)**	(128)	(58)	-	-
Cash restricted for use	**(54)**	(51)	(77)	(64)	(58)
Cash and cash equivalents	**(604)**	(525)	(648)	(892)	(1,112)
Net debt excluding mandatory convertible bonds	**2,994**	3,095	3,105	**2,060**	**610**

[(1)] Borrowings exclude mandatory convertible bonds

31

ANGLOGOLDASHANTI

Non-GAAP disclosure

From time to time AngloGold Ashanti Limited may publicly disclose certain "Non-GAAP" financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise.

The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use.

Total costs

	Quarter ended			Six months ended	
	Jun 2014	Mar 2014	Jun 2013	Jun 2014	Jun 2013
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	US$ million / Imperial				
Total cash costs per financial statements	**874**	778	824	1,651	1,621
Adjusted for non-controlling interests, non-gold producing companies and other	**(24)**	(34)	(28)	(58)	(67)
Associates and joint ventures' share of total cash costs	**68**	68	44	137	90
Total cash costs adjusted for non-controlling interests and non-gold producing companies	**918**	812	840	1,730	1,644
Retrenchment costs	**3**	6	4	9	8
Rehabilitation and other non-cash costs	**17**	22	12	40	24
Amortisation of tangible assets	**179**	175	206	355	419
Amortisation of intangible assets	**9**	9	8	17	9
Adjusted for non-controlling interests and non-gold producing companies	**8**	(4)	(4)	4	(10)
Equity-accounted associates and joint ventures' share of production costs	**31**	22	1	52	4
Total production costs adjusted for non-controlling interests and non-gold producing companies	**1,165**	1,042	1,066	2,207	2,098
Gold produced - oz (000)	**1,097**	1,055	935	2,152	1,834
Total cash cost per unit - $/oz	**836**	770	898	804	896
Total production cost per unit - $/oz	**1,061**	988	1,141	1,026	1,144

32

ANGLOGOLDASHANTI

Non-GAAP disclosure From time to time AngloGold Ashanti Limited may publicly disclose certain "Non- GAAP" financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise. The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use. Total cash costs Dec 2013 Total South Africa (Operations) International Operations US$ million / Imperial  Total cash costs 1,107 2,197 Adjusted for non-controlling interests, non-gold producing companies and other - (117) Associates and equity accounted joint ventures' share of total cash costs - 219 Total cash costs adjusted for non-controlling interests and non-gold producing companies 1,107 2,300 Total Gold produced oz (000) 1,302 2,803 Total Cash costs $/oz 850 820

Non-GAAP disclosure

From time to time AngloGold Ashanti Limited may publicly disclose certain "Non-GAAP" financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise.

The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use.

Total costs

	Quarter 2 2013				Quarter 2 2014			
	US$ million / Imperial							
	Vaal River	West Wits	SurfaceOps	SA Operations	Vaal River	West Wits	SurfaceOps	SA Operations
Total Cash Cost	105	112	56	273	105	114	56	275
Adjusted for non-controlling interests, non-gold producing companies and other	0	0	0	0	0	0	0	0
Associates and equity accounted joint ventures' share of total cash costs	0	0	0	0	0	0	0	0
Total cash costs adjusted for non-controlling interests and non-gold producing companies	**105**	**112**	**56**	**273**	**105**	**114**	**56**	**275**
Total Gold produced - oz (000)	**110**	**136**	**62**	**307**	**120**	**143**	**55**	**318**
Total Cash costs $/oz	**958**	**829**	**903**	**890**	**875**	**794**	**1,016**	**863**

34

ANGLOGOLDASHANTI

Non-GAAP disclosure From time to time AngloGold Ashanti Limited may publicly disclose certain "Non- GAAP" financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise. The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use. All-in sustaining costs Quarter 2 2014 US$ million / Imperial Kibali Tropicana Cost of sales 0 72 Amortisation of tangible and intangible assets 0 (25) Adjusted for decommissioning Amortisation 0 1 Associates and joint ventures' share of costs 28 0 Sustaining exploration and study costs 0 1 Total Sustaining capex 0 14 All-in sustaining costs 28 62 Adjusted for non-controlling interests and non-gold producing companies (0) (0) All-in sustaining costs adjusted for non-controlling interests 28 62 Adjusted for stockpile write-offs (0) (0) All-in sustaining costs adjusted for non-controlling interests, non-gold producing comapnies and stockpile write-offs 28 62 Gold sold - oz (000) 38 90 All-in sustaining cost (excluding stockpile write-offs) per unit - $/oz 738 689

Non-GAAP disclosure

From time to time AngloGold Ashanti Limited may publicly disclose certain "Non-GAAP" financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise.

The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use.

Adjusted EBITDA	**Last twelve months ended**			
	Dec 2011	**Dec 2012**	**Dec 2013**	**Jun 2014**
	Unaudited	**Unaudited**	**Unaudited**	**Unaudited**
	US$ million			
(Loss) profit on ordinary activities before taxation	2,370	1,261	(2,533)	295
Add back :				
Finance costs and unwinding of obligations	196	231	296	305
Interest received	(52)	(43)	(39)	(34)
Amortisation of tangible and intangible assets	828	835	799	743
Adjustments :				
Dividend received	-	(7)	(5)	-
Exchange gain (loss)	(2)	(8)	(14)	1
Fair value adjustment on the mandatory convertible bonds	(104)	(162)	(356)	(44)
Fair value adjustment on option component of convertible bonds	(84)	(83)	(9)	-
Fair value adjustment on $1.25bn bonds	-	-	58	159
Net impairment(reversal) and derecognition of goodwill, tangible and intangible assets	(120)	346	3,029	46
Impairment of other investments	21	16	30	5
Write-down of stockpiles and heap leach to net realisable value and other stockpile adjustments	-	-	216	38
Write-off of loan	-	-	7	-
Retrenchments at mining operations	15	10	69	70
Retrenchment and related costs	-	-	-	31
Net (profit) loss on disposal and derecognition of assets	8	15	(2)	(24)
Profit on partial disposal of Rand Refinery Limited	-	(14)	-	-
Profit on disposal of subsidiary ISS International Limited	(2)	-	-	-
Insurance claim on recovery of capital items	(3)	-	-	-
Loss (gain) on unrealised non-hedge derivatives and other commodity contracts	1	35	(94)	27
Associates and joint ventures' exceptional expense	(4)	59	164	27
Associates and joint ventures' - adjustments for amortisation, interest, taxation and other	66	38	51	84
Adjusted EBITDA	**3,134**	**2,529**	**1,667**	**1,729**

36

ANGLOGOLDASHANTI

Non-GAAP disclosure From time to time AngloGold Ashanti Limited may publicly disclose certain Non-GAAP financial measures in the course of its financial presentations, earnings releases, earnings conference calls and otherwise. The group uses certain Non-GAAP performance measures and ratios in managing the business and may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or any other measure of performance prepared in accordance with IFRS. In addition, the presentation of these measures may not be comparable to similarly titled measures that other companies use. Free cash inflow / (outflow) Quarter ended Six months ended Jun Jun Jun Jun 2014   2013 2014 2013  Unaudited Unaudited Unaudited Unaudited US$ million / Imperial  Cash inflow from operating activities 336 140 687 496 Less: Net cash outflow from investing activities (137) (580) (374) (1,120) Adjustments : Proceeds from the disposal of a subsidiary (105) - (105) (1) Movements in restricted cash 3 6 (24) 2 Less: Finance cost paid including facility and bond transaction cost (43) (62) (124) (105) Adjustments : Finance costs timing differences between accrual and payment (1) (20) 8 (4) 1 Free cash inflow/(outflow) 34 (488) 56 (727) Note (1) Finance cost per the income statement excluding unwinding, accretion and other discounts 63 54 128 104 Finance cost paid (43) (62) (124) (105) Difference accruals to payments (20) 8 (4) 1